Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS, INC. ANNOUNCES THE
APPOINTMENT OF LEWIS FANGER AS SENIOR VICE PRESIDENT, CHIEF FINANCIAL
OFFICER AND TREASURER

LAS VEGAS – February 4, 2015 – Full House Resorts, Inc. (NASDAQ: FLL), a developer, owner and manager of gaming facilities, today announced the appointment of Lewis Fanger as Senior Vice President, Chief Financial Officer and Treasurer.

“The Board and I are pleased to have Lewis, an accomplished executive with significant industry, financial and operational expertise, join Full House Resorts,” said Daniel R. Lee, the Company’s Chief Executive Officer. “Lewis has more than 14 years of financial and gaming industry experience, including many years in the markets where Full House operates. He is well-suited to help our continued progress toward enhancing long-term value for our shareholders.”

Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and NASDAQ-100 indexes. At Wynn, Mr. Fanger oversaw the investor relations functions for both its NASDAQ- and Hong Kong Stock Exchange-listed stocks, and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the recently-opened Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from June 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

“I am extremely pleased to join Full House Resorts,” said Mr. Fanger. “The Company has already taken several initial steps to improve the quality of its existing portfolio. I look forward to working with the entire team to find even more opportunities to build lasting value for our shareholders and further strengthen the Company.”

In connection with his appointment as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, the compensation committee of its board of directors approved the grant to Mr. Fanger of stock options to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of Company’s common stock on the grant date. Mr. Fanger’s options are scheduled to vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in substantially equal installments over the following three years (subject to full or partial accelerated vesting on a qualifying termination of employment or a change in control of the Company). The stock options were granted as a material component of Mr. Fanger’s compensation and decision to enter into employment with the Company and were granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4).

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities throughout the country. The Rising Star Riverboat Casino in Rising Sun, Indiana has 35,000 square feet of gaming space with 940 slot and video poker machines and 30 table games. The property includes 294 hotel rooms, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The Silver Slipper Casino in Hancock County, Mississippi, has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, and the only live Keno game on the Gulf Coast. The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars. Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with approximately 265 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the forward-looking statements are reasonable, the outcome of such statements involve risks and uncertainties including, without limitation, regulatory approvals and the ability of the named executive to obtain gaming licenses in Indiana, Nevada and Mississippi. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Daniel R. Lee
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

or

Jacques Cornet
ICR
646-277-1285
investors@fullhouseresorts.com